Exhibit 5.1
[MORGAN, LEWIS & BOCKIUS LETTERHEAD]
March 5, 2010
Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, CA 92656

Re:	Valeant Pharmaceuticals International Registration Statement on Form S-4 Filed on March 5, 2010
Ladies and Gentlemen:
We have acted as counsel to Valeant Pharmaceuticals International, a Delaware corporation (the “Company”), and the subsidiary guarantor registrants listed on Schedule A hereto (the “Guarantors”) in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offer by the Company and the Guarantors to exchange (x) up to $365,000,000 aggregate principal amount of the Company’s 8.375% Senior Notes due 2016 (the “Exchange Notes”) and each Guarantor’s guarantee of the obligations represented by the Exchange Notes (collectively, the “Exchange Note Guarantees”), for (y) an equal principal amount of the Company’s outstanding 8.375% Senior Notes due 2016 (the “Old Notes”) and each Guarantor’s guarantee of the obligations represented by the Old Notes (collectively, the “Old Note Guarantees”). The Exchange Notes and the Exchange Note Guarantees will be issued under an Indenture dated as of June 9, 2009 (the “Indenture”) among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), which is filed as Exhibit 4.1 to the Registration Statement.
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction of (i) the Indenture, (ii) the form of Exchange Note (including the form of Exchange Note Guarantee), which is filed as Exhibit 4.1 to the Registration Statement, (iii) the certificate of incorporation, bylaws, limited liability company agreement and other organizational documents, as the case may be, each as restated and/or amended to date, of each of the Company and each Guarantor, (iv) resolutions adopted by the board of directors or sole member, as the case may be, of each of the Company and each Guarantor, and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Valeant Pharmaceuticals International
March 5, 2010

We have also assumed for purposes of our opinion that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture constitutes a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
Based upon the foregoing, and subject to the effectiveness of the Registration Statement, we are of the opinion that when the Exchange Notes and the Exchange Note Guarantees are duly executed, issued and delivered by duly authorized officers of the Company and the Guarantors, respectively, and the Exchange Notes and Exchange Note Guarantees are duly authenticated by the Trustee, all in accordance with the Indenture and against surrender and cancellation of an equal principal amount of the Old Notes and the Old Note Guarantees in the manner described in the Registration Statement, (i) the Exchange Notes will constitute valid and binding obligations of the Company and (ii) each Exchange Note Guarantee will constitute a valid and binding obligation of the respective Guarantor.
The opinions expressed above are subject to the following limitations and qualifications:
     A. The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.
     B. The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania, the State of New York, the State of California and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other state or jurisdiction. To the extent that the laws of any such state or jurisdiction govern the matters set forth herein, we have assumed that the laws of such state or jurisdiction are identical to those of the Commonwealth of Pennsylvania, and we express no opinion as to whether such assumption is reasonable or correct.
     C. The opinions expressed herein are limited to the laws, including rules and regulations, as in effect on the date hereof, and we undertake no (and hereby disclaim any) obligation to update this opinion letter.

Valeant Pharmaceuticals International
March 5, 2010

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP

Schedule A

Name of Guarantor	Jurisdiction of Formation
Amarin Pharmaceuticals Inc.	Delaware

Harbor Pharmaceuticals, Inc.	Ohio

Healthchoice Online, LLC	Delaware

Hyland Capital, Inc.	Delaware

ICN Medical Alliance, Inc.	California

ICN Southeast, Inc.	Delaware

Oceanside Pharmaceuticals, Inc.	Delaware

Valeant Biomedicals, Inc.	Delaware

Valeant China, Inc.	Delaware

Valeant Pharmaceuticals North America	Delaware

Coria Laboratories, Ltd.	Delaware

Dow Pharmaceutical Sciences, Inc.	Delaware